EXHIBIT 99.1

Balchem Corporation Announces Third Quarter 2015 Results

New Hampton, NY, November 3, 2015 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended September 30, 2015.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended September 30,

	2015	2014
	Unaudited
Net sales	$140,128	$160,490
Gross margin	43,174	44,487
Operating expenses	20,252	19,203
Earnings from operations	22,922	25,284
Other expense	1,733	2,075
Earnings before income tax expense	21,189	23,209
Income tax expense	7,213	8,031
Net earnings	$13,976	$15,178

Diluted net earnings per common share	$0.44	$0.49

Shares used in the calculation of diluted net earnings per common share	31,718	31,246

For the Nine Months Ended September 30,

	2015	2014
	Unaudited
Net sales	$419,763	$378,715
Gross margin	128,171	100,037
Operating expenses	56,437	44,889
Earnings from operations	71,734	55,148
Other expense	5,294	3,276
Earnings before income tax expense	66,440	51,872
Income tax expense	22,377	18,068
Net earnings	$44,063	$33,804

Diluted net earnings per common share	$1.40	$1.09

Shares used in the calculation of diluted net earnings per common share	31,580	31,136

52 Sunrise Park Road  •  New Hampton, New York 10958  •  Tel. 845.326.5600  •  Fax 845.326.5742  •  www.balchem.com

Balchem Corporation (NASDAQ:BCPC)	2
Third Quarter Results:

•	For the quarter ended September 30, 2015, the Company posted revenue results of $140.1 million, a decrease of 12.7% compared to the third quarter of 2014, primarily due to an unfavorable impact of 9.6% related to the significant downturn in the oil & gas market. Positively impacting net sales were approximately 2% and 1% sales increases for the SensoryEffects and Specialty Products segments, respectively. The Animal Nutrition & Health segment realized flat volumes, but a 13% sales decline, substantially all related to international markets.
•	U.S. GAAP net earnings for the quarter of $14.0 million, or $0.44 per diluted share, compared to $15.2 million, or $0.49 per diluted share, for the third quarter of 2014, a decrease of 7.9%.
•	Non-GAAP[1] net earnings for the quarter of $19.4 million, or $0.61 per diluted share, compared to $20.3 million, or $0.65 per diluted share, for the third quarter of 2014, a decrease of 4.2%.
•	Adjusted EBITDA[1] of $35.7 million or 25.5% of sales for the third quarter of 2015, versus $37.0 million or 23.1% of sales in the comparable period of 2014.
•	Strong cash flows generated, including cash from operations of $29.0 million for the third quarter of 2015 and $78.9 million year-to-date through September 30, 2015.

Segment Financial Results for the Third Quarter of 2015:

The SensoryEffects segment, inclusive of the former Food, Pharma & Nutrition (“FPN”) segment, which includes food encapsulates, human choline, cereal and customized food, flavor and beverage solutions, generated record quarterly sales of $73.0 million, an increase of $1.2 million over the prior year quarter, and up $5.7 million sequentially from the second quarter 2015. Record quarterly earnings from operations for this segment were $11.6 million, versus $8.7 million in the prior year comparable quarter, an increase of $2.9 million or 32.7%, and were up sequentially $2.5 million or 27.7%. Earnings from operations for the quarter were favorably impacted by the noted increased sales, particularly in powder and cereal systems, an improved product mix, and lower raw material costs.

The Animal Nutrition & Health2 (“ANH”) segment volumes were flat year over year and up 1% sequentially, while sales of $39.9 million decreased 12.8% or $5.9 million compared to the prior year comparable quarter, or a 7.9% decrease when adjusting for foreign currency, and decreased $1.7 million sequentially from the second quarter 2015.  While global monogastric species volumes were relatively strong, our ruminant species volumes fell far short of expectations primarily due to significantly lower export sales as a result of very challenging global dairy market dynamics combined with the ongoing strength of the dollar and increased global competition.  Lower average selling prices of monogastric products, driven by lower raw material costs, also negatively impacted sales. Earnings from operations for the ANH segment decreased 19.1% to $5.6 million as compared to $7.0 million in the prior year comparable quarter, an impact of the aforementioned lower sales and an unfavorable product mix, partially offset by cost decreases of key petrochemical raw materials.

The Specialty Products segment generated record third quarter sales of $13.8 million, which was a 1.2% improvement over the comparable prior year quarter, and was primarily due to increased sales volumes of ethylene oxide products for medical device sterilization. Third quarter earnings from operations for this segment remained strong at $6.0 million.

Balchem Corporation (NASDAQ:BCPC)	3
The Industrial Products2 segment sales declined $15.8 million or 54.2% from the prior year comparable quarter primarily due to significantly reduced volumes sold of choline and choline derivatives for industrial applications, notably for natural gas fracking in North America.  Additionally, average selling prices were lower as a result of pressures related to the well-publicized recent industry activity downturn and operators desire to curb hydrocarbon production costs. Earnings from operations for the Industrial Products segment were $1.1 million, a reduction of $3.7 million or 76.5% compared with the prior year comparable quarter, and was primarily a reflection of the reduced volume and the aforementioned lower average selling prices.

Consolidated gross margin for the quarter ended September 30, 2015 decreased 3.0% to $43.2 million, as compared to $44.5 million for the prior year comparable period. For the three months ended September 30, 2015, gross margin as a percentage of sales was 30.8% compared to 27.7% in the prior year comparative period. The improvement was primarily due to favorable product mix and lower raw material costs, which were partially offset by the impact of previously noted lower volumes. Operating (Selling, Research & Development, General & Administrative) expenses were $20.3 million for the third quarter, higher than the prior year comparable quarter of $19.2 million, but included $1.5 million of one-time equity compensation expense associated with the retirement from the Company of the former CEO and current Chairman of the Board of Directors, Dino A. Rossi. Excluding non-cash operating expenses associated with amortization of intangible assets of $6.4 million and the aforementioned one-time equity compensation expense, operating expenses were $12.4 million, or 8.8% of sales.

Interest expense was $1.6 million in the third quarter of 2015, all of which related to the debt financing of the SensoryEffects acquisition. Our effective tax rate for the three months ended September 30, 2015 and 2014 was 34.0% and 34.6%, respectively. This decrease in the effective tax rate was primarily attributable to a change in the apportionment relating to state income taxes, and a change in the income proportion towards jurisdictions with lower tax rates.

The Company continues to build a solid financial structure. YTD 2015 cash flow provided by operating activities was $78.9 million, and diligent working capital controls continue to contribute strongly to the business performance. The $127.1 million of net working capital on September 30, 2015 included a cash balance of $81.6 million, which reflects scheduled principal payments on long-term debt of $8.8 million and capital expenditures of $12.9 million in the third quarter of 2015. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

Ted Harris, CEO and President of Balchem said, “Our solid third quarter earnings once again highlight the strength of our business model, particularly in light of the significant headwinds we are facing in several of our business segments.  The modest sales growth, and significant bottom line growth, we delivered in SensoryEffects is encouraging and highlights the value created from the integration of the acquisition.  The record sales and strong earnings delivered by Specialty Products shows the continued strength of this business segment.  Our Animal Nutrition and Health segment is being challenged in the short term by the strong dollar and unfavorable global dairy economics, but we remain confident in the future prospects of this segment given the efficacy and innovation of our nutritional solutions coupled with the longer term macro trends within the industry.  And while our Industrial Products sales were modestly up sequentially, we believe recent activity in the North American oil and gas industry will result in challenging market conditions that extend into 2016.  Our cash generation for the quarter was once again very strong, continuing to strengthen our balance sheet and the financial position of our company.”

Balchem Corporation (NASDAQ:BCPC)	4
Ted Harris went on to add, “Moving forward, we will continue to drive strategic growth initiatives, particularly in SensoryEffects and Animal, Nutrition and Health, through both organic investments in new manufacturing capabilities and new product development, as well as acquisitions. At the same time, we will also aggressively manage supply chain costs and selling, general and administrative spend.”

1See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

2Beginning in fiscal year 2015, we realigned certain reporting segments and now report on four segments. The Company's Specialty Products and SensoryEffects business segments remain unchanged, while the Animal Nutrition & Health segment has been broken out into two separate reporting segments: Animal Nutrition & Health and Industrial Products. The Company expects that the new reporting segment structure will provide investors greater visibility and clarity into the financial performance of its businesses, and alignment between business strategies and operating results.

Quarterly Conference Call
A quarterly conference call will be held on Tuesday, November 3, 2015, at 11:00 AM Eastern Time (ET) to review Third Quarter 2015 results. Ted Harris, President & Chief Executive Officer, and Bill Backus, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay two hours after the conclusion of the call through end of day Tuesday, November 17, 2015. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13623616.

Segment Information
Balchem Corporation reports four business segments: Specialty Products; SensoryEffects (formerly Food, Pharma & Nutrition); Animal Nutrition & Health; and Industrial Products. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The SensoryEffects segment provides customized food and beverage ingredient systems and proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets.  The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2014. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Suzanne Hart, Balchem Corporation
Telephone: 845-326-5600

Balchem Corporation (NASDAQ:BCPC)	5
Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
SensoryEffects	$72,978	$71,821	$207,965	$133,170
Animal Nutrition & Health	39,947	45,805	124,295	129,879
Specialty Products	13,818	13,652	41,202	40,086
Industrial Products	13,385	29,212	46,301	75,580
Total	$140,128	$160,490	$419,763	$378,715

Business Segment Earnings Before Income Taxes:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
SensoryEffects	$11,604	$8,743	$28,397	$14,218
Animal Nutrition & Health	5,625	6,953	21,603	16,622
Specialty Products	6,031	5,306	17,825	15,576
Industrial Products	1,124	4,776	5,371	12,074
Transaction and integration costs	-	(494)	-	(3,342)
Unallocated equity compensation	(1,462)	-	(1,462)	-
Interest and other expense	(1,733)	(2,075)	(5,294)	(3,276)
Total	$21,189	$23,209	$66,440	$51,872

Selected Balance Sheet Items	September 30,	December 31,
	2015	2014
Cash and Cash Equivalents	$81,556	$50,287
Accounts Receivable, net	64,220	71,982
Inventories	50,697	49,623
Other Current Assets	7,657	9,410
Total Current Assets	204,130	181,302

Property, Plant & Equipment, net	149,169	131,588
Goodwill	383,906	383,906
Intangible Assets With Finite Lives, net	141,216	160,394
Other Assets	4,173	4,341
Total Assets	$882,594	$861,531

Current Liabilities	$42,051	$60,522
Current Portion of Long Term-Debt	35,000	35,000
Long-Term Debt	271,250	297,500
Deferred Income Taxes	70,631	70,661
Long-Term Obligations	6,345	5,950
Total Liabilities	425,277	469,633

Stockholders' Equity	457,317	391,898

Total Liabilities and Stockholders' Equity	$882,594	$861,531

Balchem Corporation (NASDAQ:BCPC)	6
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2015	2014

Cash flows from operating activities:
Net Earnings	$44,063	$33,804
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	29,816	20,190
Stock compensation expense	5,656	3,449
Other adjustments	277	(3,325)
Changes in assets and liabilities	(962)	(4,877)
Net cash provided by operating activities	78,850	49,241

Cash flow from investing activities:
Cash paid in acquisition, net of cash acquired	-	(491,057)
Capital expenditures and intangible assets acquired	(28,810)	(6,025)
Net cash used in investing activities	(28,810)	(497,082)

Cash flows from financing activities
Proceeds from long-term and revolving debt	-	400,000
Principal payments on long-term and revolving debt	(26,250)	(134,300)
Cash paid for financing costs	-	(2,593)
Proceeds from stock options exercised	11,901	6,608
Excess tax benefits from stock compensation	6,688	3,626
Dividends paid	(9,251)	(7,856)
Other	(1,131)	(356)
Net cash (used in) provided by financing activities	(18,043)	265,129

Effect of exchange rate changes on cash	(728)	(631)

Increase (decrease) in cash and cash equivalents	31,269	(183,343)

Cash and cash equivalents, beginning of period	50,287	208,747
Cash and cash equivalents, end of period	$81,556	$25,404

Balchem Corporation (NASDAQ:BCPC)	7
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include non-GAAP consolidated operating income, non-GAAP consolidated net income and the related per diluted share amounts, non-GAAP adjusted EBITDA and Free cash flow. Non-GAAP financial measure adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, and acquisition-related expenses.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Balchem Corporation (NASDAQ:BCPC)	8
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Reconciliation of non-GAAP gross margin

GAAP gross margin	$43,174	$44,487	$128,171	$100,037
Inventory Valuation adjustment (1)	-	-	-	4,735
Amortization of intangible assets (2)	185	187	557	332
Non-GAAP gross margin	$43,359	$44,674	$128,728	$105,104

Reconciliation of non-GAAP earnings from operations

GAAP earnings from operations	22,922	25,284	71,734	55,148
Inventory valuation adjustment (1)	-	-	-	4,735
Amortization of intangible assets (2)	6,615	6,966	19,848	12,507
Transaction and integration costs (3)	-	494	-	3,342
Unallocated equity compensation (4)	1,462	-	1,462	-
Non-GAAP earnings from operations	30,999	32,744	93,044	75,732

Reconciliation of non-GAAP net earnings

GAAP net earnings	13,976	15,178	44,063	33,804
Inventory valuation adjustment (1)	-	-	-	4,735
Amortization of intangible assets (2)	6,759	7,159	20,306	12,803
Transaction and integration costs (3)	-	494	-	3,342
Unallocated equity compensation (4)	1,462	-	1,462	-
Income tax adjustment (5)	(2,791)	(2,581)	(7,331)	(7,170)
Non-GAAP net earnings	$19,406	$20,250	$58,500	$47,514

Non-GAAP net earnings per common share – diluted	$0.61	$0.65	$1.85	$1.53

1 Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

2 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles

Balchem Corporation (NASDAQ:BCPC)	9
acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

3 Transaction and integration costs: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

4 Unallocated equity compensation: Unallocated equity compensation is one-time equity compensation expense related to the retirement from the Company of the former CEO and current Chairman of the Board of Directors, Dino A. Rossi.  As this is a one-time expense, our non-GAAP adjustments exclude this expense to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

5 Income tax adjustment: For purposes of calculating non-GAAP net earnings and non-GAAP diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and nine months ended September 30, 2015 and 2014.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income - as reported	$13,976	$15,178	$44,063	$33,804
Add back:
Provision for income taxes	7,213	8,031	22,377	18,068
Other expense	1,733	2,075	5,294	3,276
Depreciation and amortization	9,777	10,135	29,358	19,896
EBITDA	32,699	35,419	101,092	75,044
Add back certain items:
Non-cash compensation expense related to equity awards	2,970	1,102	5,656	3,131
Transaction and integration costs	-	494	-	3,342
Inventory fair value	-	-	-	4,735
Adjusted EBITDA	$35,669	$37,015	$106,748	$86,252

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EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Company.